Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-110736) pertaining to the SIRVA, Inc. Ominbus Stock Incentive Plan and the SIRVA Inc. Stock Incentive Plan and (Form S-8 No. 333-146536) pertaining to the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan of our reports dated March 11, 2008, with respect to the consolidated financial statements and schedule of SIRVA, Inc., and the effectiveness of internal control over financial reporting of SIRVA, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP.

Chicago, Illinois

March 11, 2008